                                                                     EXHIBIT 4.1

September 1, 1999

Mr. Thomas J. Sauer
Vice President and Chief Financial Officer
McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94550

Re:     $5,000,000.00 Committed Credit Facility

Dear Mr Sauer:

Union Bank of California, N.A. ("Bank") is pleased to offer McGrath RentCorp, a California corporation ("Borrower") a committed credit facility ("Facility") under which the Bank will make advances to the Borrower from time to time up to and including June 29, 2000, not to exceed at any time the maximum principal amount of Five Million Dollars ($5,000,000), to be governed by the terms of the enclosed Credit Line Note ("Credit Line Note") in favor of Bank, and subject to the conditions and agreements set forth below.

1. This Facility is made available only in connection with Borrower's use of the Bank's sweep service for management of its checking account balances ("Sweep Service"). Therefore, this Facility shall terminate, if not earlier terminated, on the date Borrower ceases to continue as a Sweep Service customer. Upon such termination Bank shall have no further obligation to fund advances under this Facility, and all amounts owing under the Credit Line Note shall become immediately due and payable.

2. As provided in the Credit Line Note, the occurrence of an Event of Default under the Multibank Agreement shall be a default under this Facility. The term "Multibank Agreement" as used herein means that certain Amended and Restated Credit Agreement dated as of June 30, 1999, by and among Borrower, Bank, Fleet Bank, N.A. and Bank of America, National Trust & Savings Association, and shall include any amendments thereto as are consented to by Bank. Each capitalized term not otherwise defined herein shall have the meaning set forth in the Multibank Agreement.

3. Borrower shall comply with, and repeats as if fully set forth herein as of the date hereof, all of the representations, covenants and obligations of Borrower set forth under Articles 6, 7, 8 and 11 (and including any definitions and related provisions) of the Multibank Agreement. In the event the Multibank Agreement terminates or expires prior to the termination or expiration of this Facility the foregoing representations, covenants and obligations of Borrower shall nevertheless survive as between Borrower and Bank with respect to this Facility and shall continue in effect until this Facility terminates or expires. No amendment or waiver of any provision of the Multibank Agreement after the date hereof shall be effective with respect to this Facility unless the Bank consents thereto in writing.

4. Borrower acknowledges that any amount outstanding under the Credit Line Note is included within the definition of "Debt" and "Outside Debt" under the Multibank Agreement.

5. Borrower shall pay to Bank a non-refundable commitment fee for this Facility for the period of time during which this Facility is available. Such fee shall be payable in arrears in quarterly installments on the last day of each March, June, September, and December, and on the last day this Facility is available, to be computed at the rate per annum equal to 0.125% on the average unused amount of the Facility during such period, on the basis of a 360 day year.

6. This Facility letter will be governed by the laws of the State of California.

7. Borrower has an existing committed credit facility of Four Million Dollars ($4,000,000) evidenced by a letter agreement and credit line note, both dated as of June 30, 1999 ("Existing Facility"). If this offer of a $5,000,000 Facility is accepted by the Borrower and becomes effective pursuant to the terms of this Facility letter, the Facility will replace the Existing Facility, in which case the Existing Facility shall have no further force and effect as of the Effective Date of the Facility. If the Existing Facility is so replaced, all unpaid principal, interest, commitment fees, and any other amounts accrued and outstanding under the Existing Facility will for all purposes


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be deemed to be obligations under, and payable at the times specified in, this
Facility letter and the Credit Line Note.

Enclosed is the original Credit Line Note and a copy of this Facility letter together with an Authorization to Pay Proceeds of Note and Loan Disbursement Instructions, and any other contract, instrument or document Bank requires to be executed and delivered in connection with this Facility (each a "Loan Document"). The Borrower's executing the Loan Documents and returning them to Bank together with an appropriate corporate resolution and an incumbency certificate (if necessary) acceptable to Bank constitutes its agreement to the terms and conditions of this Facility.

BORROWER AND BANK HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS FACILITY LETTER, THE CREDIT LINE NOTE OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND ANY SUCH CLAIM, DEMAND ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THIS CONSENT OF BORROWER AND BANK TO WAIVE THEIR RIGHT TO TRIAL BY JURY.

This offer expires on September 10, 1999, unless the executed Loan Documents and the appropriate corporate resolution and incumbency certificate (if necessary) are returned to the Bank by that date. If the Facility has not become effective by September 10, 1999, this Facility letter and the Credit Line Note shall terminate and be of no further force and effect on such date. The Existing Facility shall remain in full force and effect in accordance with its terms unless and until the Facility becomes effective in accordance with this Facility Letter.

We look forward to continuing to serve you.

Yours truly,

UNION BANK OF CALIFORNIA, N.A.



By:
    -----------------------------
        Robert J. Vernagallo
        Vice President


ACCEPTED AND AGREED:

MCGRATH RENTCORP,
a California Corporation



By:
    -----------------------------
        Thomas J. Sauer
        Vice President and Chief Financial Officer

Date:
    -----------------------------




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                                CREDIT LINE NOTE

==============================================================================================
Borrower Name
MCGRATH RENTCORP, a California corporation
---------------------------------------------------- ------------------- ---------------------
Borrower Address                                     Office              Loan Number
5700 Las Positas Road
Livermore, CA  94550                                 ------------------------- ---------------
                                                     Maturity Date             Amount
                                                     June 29, 2000             $5,000,000
==================================================== ========================= ===============

$5,000,000                        Effective as of                     , 1999
                                                  --------------------

FOR VALUE RECEIVED, on June 29, 2000, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank") as indicated below, the principal sum of FIVE MILLION DOLLARS ($5,000,000), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate, such per annum rate to change as and when the Reference Rate shall change. Debtor may borrow, repay and reborrow under this note.

As used herein, the term "Reference Rate" shall mean the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

1.      PAYMENTS.

        1.1 INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month commencing on the first such date which occurs after the date of this note. Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.

        1.2 PRINCIPAL PAYMENTS. All principal outstanding on this note is due and payable on the earlier of June 29, 2000 or any accelerated maturity date.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's San Francisco Office or such other office as may be designated by Bank from time to time.

2. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.

3. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach misrepresentation or other default by Debtor, any guarantor, co-maker endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f), the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or


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demand of any court or other public authority; (j) the filing or recording against any Obligor, or the property of any Obligor of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes;
(k) the default by any Obligor liable for amounts owed hereunder on any obligation concerning the borrowing of money; (i) the issuance against any Obligor or the property of any Obligor, of any writ of attachment, execution or other; judicial lien; (m) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure, (n) Debtor's failure to comply with any provision of the Multibank Agreement (as defined in the facility letter between Debtor and Bank executed in connection herewith), or (o) Debtor's failure to comply with any provision of the facility letter between Debtor and Bank executed in connection herewith. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, g, or n all principal and interest shall automatically become immediately due and payable.

4. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law (a) waive diligence, presentment, demand notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term 'Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any endorser of this note, including their successors and assigns, hereby consents to the jurisdiction of any competent court within the State of California, except as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consents to service of process by any means authorized by said state law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note is subject to the terms of the facility letter between Debtor and Bank executed in connection herewith but in the event of any conflict between the terms of such facility letter and this note the terms of this note shall prevail.

This note supersedes and replaces that certain credit line note dated June 30, 1999 in the maximum amount of Four Million Dollars ($4,000,000), executed by Borrower in favor of Bank (the "Previous Note"). As of the effective date of this note, all unpaid principal, interest and other amounts accrued and outstanding under the Previous Note shall for all purposes be and constitute unpaid amounts outstanding under, and evidenced by, this note.


MCGRATH RENTCORP,
a California corporation



By:
    -----------------------------
         Thomas J. Sauer
          Vice President and Chief Financial Officer